Exhibit 99.1

Global Partners Declares Increased Cash Distribution on Common Units for the Fourth Quarter of 2018

WALTHAM, Mass.--(BUSINESS WIRE)--January 28, 2019--Global Partners LP (NYSE: GLP) announced today that the Board of Directors of its general partner, Global GP LLC, has declared a quarterly cash distribution of $0.50 per unit ($2.00 per unit on an annualized basis) on all of its outstanding common units for the period from October 1 to December 31, 2018. The distribution will be paid February 14, 2019 to unitholders of record as of the close of business on February 8, 2019.

The distribution to be paid in February 2019 represents an increase of 5.26% over the quarterly distribution of $0.4750 per unit paid in November 2018.

Non-U.S. Withholding Information
This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of GLP’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, GLP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

About Global Partners LP
With approximately 1,600 locations primarily in the Northeast, Global Partners is one of the region’s largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global also owns, controls or has access to one of the largest terminal networks in New England and New York, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. Global, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Forward-looking Statements
Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on Global Partners’ current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. All comments concerning the Partnership’s expectations for future revenues and operating results are based on forecasts for its existing operations and do not include the potential impact of any future acquisitions. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections.

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global Partners’ filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

CONTACT:
Daphne H. Foster
Chief Financial Officer
Global Partners LP
(781) 894-8800

Edward J. Faneuil
Executive Vice President,
General Counsel and Secretary
Global Partners LP
(781) 894-8800